Exhibit 99.1
Luminar Announces Leadership Transition
Paul Ricci Appointed CEO

Orlando (May 14, 2025) – Luminar Technologies, Inc. (Nasdaq: LAZR), a leading global automotive technology company, today announced that the Luminar Board of Directors (the “Board”) has appointed Paul Ricci to the role of CEO to be effective on or about May 21, 2025. Mr. Ricci previously served as Chairman and CEO of Nuance for nearly two decades.

Mr. Ricci’s appointment follows the resignation of founder Austin Russell as President and CEO of the company and as the Chairperson of the Board, effective immediately, following a Code of Business Conduct and Ethics inquiry by the Audit Committee of the Board of Directors. This matter does not impact any of the Company’s financial results. Mr. Russell will remain on the Board and be available to the incoming Chief Executive Officer on transition and technology matters.

“We are excited to announce Paul as our next CEO,” said Board member, Matt Simoncini. “His track record speaks for itself. He is a visionary leader with a rare combination of technical insight and operational excellence. His commitment to innovation, his ability to scale organizations, and his instinct for anticipating where technology is heading make him the ideal person to lead us into our next chapter of growth. The Board has full confidence in his leadership, and we are excited about what lies ahead.”

“I step into this role with deep respect for the work that has come before me and energized by the opportunity," said Ricci. “I have always believed in the potential of Luminar to drive meaningful change, solve real problems, and improve and save lives. I believe in the potential that lies ahead and am inspired by the company’s mission.”

Most recently, Ricci has served as an advisor to Lightspeed Venture Partners and previously as an advisor to Warburg Pincus. He has served on the boards of Personalis, Qualifacts, Intelligent Medical Objects, and SOC Telemed. In addition to being a director, Paul was CEO of Qualifacts from 2020 to 2023.

While at Nuance, Ricci transformed the company from a small imaging software publisher into a $2 billion leading provider of conversational speech and AI solutions, with 14,000 employees worldwide. During his tenure, the company successfully developed a pioneering healthcare technology business, became the leading global provider of customer self-service solutions, and built one of the world’s largest independent automotive software businesses.

Prior to joining Nuance in 2000, Ricci spent more than a decade at Xerox Corporation, where he served as a division president. He began his career at Xerox’s Palo Alto Research Center. Ricci holds bachelor’s and master’s degrees in economics from Stanford University.

About Luminar

Luminar is a global automotive technology company ushering in a new era of vehicle safety and autonomy. For the past decade, Luminar has built an advanced hardware and software/AI platform to enable its various partners, ranging from Volvo Cars and Mercedes-Benz to NVIDIA and Mobileye, to develop and deploy the world's most advanced passenger vehicles. Following the launch of the Volvo EX90 as the first global production vehicle to standardize its technology, Luminar is poised to lead the industry in enabling next-generation safety and autonomous capabilities for global production vehicles. For more information, please visit www.luminartech.com.

Exhibit 99.1

Contacts:

Investor Relations:
Aileen (Smith) McAdams
Investors@luminartech.com

Media Relations:
Milin Mehta
Press@luminartech.com